Exhibit 23.1


                                            Independent Auditors' Consent


The Board of Directors
Alfacell Corporation:

We consent to incorporation by reference in the registration statement (No. 33-81308) on Form S-8 of Alfacell Corporation of our report dated October 12, 2001, relating to the balance sheets of Alfacell Corporation as of July 31, 2001 and 2000, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended July 31, 2001 and the period from August 24, 1981 (date of inception) to July 31, 2001, which report appears in the July 31, 2001 annual report on Form 10-K of Alfacell Corporation. Our report dated October 12, 2001, as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 2001, is based on the report of other auditors as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.

Our report dated October 12, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG LLP


Short Hills, New Jersey
October 29, 2001